Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 11, 2016, except for the effects of the reverse stock split described in the last paragraph of Note 2, as to which the date is July 8, 2016, relating to the consolidated financial statements of Impinj, Inc., which appears in Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-211779). We also consent to the reference to us under the heading “Experts” in Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-211779) that is incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Seattle, WA

July 20, 2016